Exhibit 99.1

Newfield Exploration Announces Second Quarter 2012 Financial Results

The Woodlands, Texas – July 24, 2012 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited second quarter 2012 financial results. Newfield will host a conference call at 7:30 a.m. CDT on July 25, 2012. To participate in the call, dial 719-457-2087 or listen through the investor relations section of Newfield’s website at http://www.newfield.com.

For the second quarter of 2012, Newfield recorded net income of $135 million, or $1.00 per diluted share (all per share amounts are on a diluted basis). Net income for the second quarter includes a net unrealized gain on commodity derivatives of $83 million ($53 million after-tax), or $0.39 per share.  Without the effect of this item, net income for the second quarter of 2012 would have been $82 million, or $0.61 per share.

Revenues for the second quarter of 2012 were $628 million. Net cash provided by operating activities before changes in operating assets and liabilities was $330 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

“Substantially all of our capital in 2012 is being allocated to oil and liquids projects within our portfolio,” said Lee K. Boothby, Chairman, President and CEO. “We are driving strong oil and liquids growth – now estimated to increase nearly 30% over 2011 levels.”

Newfield’s second quarter 2012 production was 76.4 Bcfe, of which 49% was oil and liquids. Newfield’s oil and liquids liftings in the second quarter of 2012 increased 40% over the comparable period in 2011 to 6.1 MMBbls, or an average of more than 67,000 BOPD. Natural gas liquids accounted for approximately 4% of second quarter total production. Natural gas production in the second quarter of 2012 was approximately 40 Bcf, an average of about 440 MMcf/d.

For the year 2012, Newfield expects its total Company production will range between 296 – 304 Bcfe and that its capital investments in 2012 will approximate $1.7 billion. Capital expenditures in the second quarter of 2012 were approximately $400 million.

Full-Year 2012 Guidance

Newfield raised its 2012 expectations for total Company production to 296 – 304 Bcfe (previous guidance was 292 – 302 Bcfe). Our cost structure per Mcfe during 2012 is expected to be within 5% of the amounts listed below.

	2012 Estimates
	Domestic	Int’l	Total
Production/Liftings Note 1
Natural gas – Bcf	155.0	–	155.0
Oil, condensate and NGLs– MMBbls	15.0	9.3	24.3
Total Bcfe	245.0	55.8	300.8

Operating Expenses
Lease operating (per Mcfe)
Recurring	$0.95	$1.80	$1.10
Major (workovers, etc.) Note 2	$0.25	$0.46	$0.25
Transportation	$0.45	$–	$0.40

Production and other taxes (per Mcfe)	$0.35	$6.45	$1.40

DD&A expense (per Mcfe) Note 3	$2.80	$4.25	$3.10

General and administrative (G&A), net (per Mcfe) Note 4			$0.74

Capitalized internal costs (per Mcfe) Note 4			$(0.42)

Interest expense (per Mcfe) Note 5			$0.68

Capitalized interest (per Mcfe)			$(0.25)

Note 1	Production/liftings is subject to timing and will vary by quarter.
Note 2
The timing of “major expense” items varies and includes well workovers and repairs and related expenses. While the annual unit costs for international major expense are unchanged, third quarter per unit costs are expected to be approximately $0.85 due to planned production facility upgrades.

Note 3
The DD&A rate per Mcfe is reflective of the composition of the investments and reserves associated with our existing asset base and the assumed cost to add new reserves during the year. The timing and impact of the Company’s activities on this rate will vary by quarter.

Note 4
Annually, the Company updates its capitalization of internal costs related to the assessment, development, exploration and related activities of its current asset base.  The decrease in annual Capitalized Internal costs per Mcfe and corresponding increase in annual net G&A per Mcfe reflects this most recent update.

Note 5
Interest expense does not include approximately $14 million of premium payments associated with the July 2012 tender and redemption of $550 million of 6⅝% senior subordinate notes due 2016. This amount will be recorded as Other Expense in the third quarter 2012.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.  Internationally, we focus on offshore oil developments in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relation’s department.
Phone: 281-210-5201
Email: info@newfield.com

		2Q12 Actual
2Q12 Actual Results		Domestic	Int'l	Total

Production/LiftingsNote 1
Natural Gas - Bcf		39.6	0.2	39.8
Oil, condensate and NGLs - MMBbls		3.5	2.6	6.1
Total Bcfe		60.9	15.5	76.4

Average Realized PricesNote 2
Natural Gas - $/Mcf		$3.64	$3.98	$3.65
Oil, condensate and NGLs - $/Bbl		$74.14	$108.07	$88.35
Mcf equivalent - $/Mcfe		$6.78	$17.81	$9.08

Operating Expenses:
Lease operating ($MM)
Recurring		$56.2	$23.7	$79.9
Major (workovers, etc.)		$20.8	$1.1	$21.9
Transportation		$26.9	$—	$26.9

Lease operating (per Mcfe)
Recurring		$0.95	$1.52	$1.07
Major (workovers, etc.)		$0.35	$0.07	$0.30
Transportation		$0.46	$—	$0.36

Production and other taxes ($MM)		$15.2	$72.4	$87.6
per Mcfe		$0.26	$4.66	$1.17

General and administrative (G&A), net ($MM)		$59.6	$1.4	$61.0
per Mcfe		$1.00	$0.12	$0.82

Capitalized internal costs ($MM)				$(26.8)
per Mcfe				$(0.36)

Interest expense ($MM)				$49.2
per Mcfe				$0.66

Capitalized interest ($MM)				$(17.6)
per Mcfe				$(0.24)
__________	_______

Note 1:  Represents volumes lifted and sold regardless of when produced.  Includes natural gas produced and consumed in our operations of 1.8 Bcfe during the three months ended June 30, 2012.

Note 2:  Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for domestic and total natural gas would have been $2.26 and $2.27 per Mcf and the domestic and total oil and condensate average realized prices would have been $74.20 and $88.39 per barrel, respectively.

CONSOLIDATED STATEMENT OF NET INCOME
(Unaudited, in millions, except per share data)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Oil and gas revenues	$628	$621	$1,306	$1,166

Operating expenses:
Lease operating	129	125	256	218
Production and other taxes	88	79	171	150
Depreciation, depletion and amortization	239	173	465	339
General and administrative	61	44	106	81
Total operating expenses	517	421	998	788

Income from operations	111	200	308	378

Other income (expenses):
Interest expense	(49)	(41)	(100)	(81)
Capitalized interest	18	19	36	37
Commodity derivative income (expense)	135	169	159	(13)
Other	(1)	—	(2)	(1)
Total other income (expense)	103	147	93	(58)

Income before income taxes	214	347	401	320

Income tax provision	79	128	150	118

Net income	$135	$219	$251	$202

Income per share:
Basic	$1.00	$1.64	$1.86	$1.52

Diluted	$1.00	$1.62	$1.85	$1.50

Weighted-average number of shares outstanding for basic income per share	134	134	134	133

Weighted-average number of shares outstanding for diluted income per share	135	135	135	135

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$656	$76
Derivative assets	142	129
Other current assets	614	570
Total current assets	1,412	775

Property and equipment, net (full cost method)	8,201	8,020
Derivative assets	81	61
Other assets	150	135
Total assets	$9,844	$8,991

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	7	50
Other current liabilities	873	882
Total current liabilities	880	932

Other liabilities	179	179
Derivative liabilities	6	3
Long-term debt	3,595	3,006
Deferred taxes	993	951
Total long-term liabilities	4,773	4,139

STOCKHOLDERS' EQUITY
Common stock and additional paid-in capital	1,464	1,446
Accumulated other comprehensive loss	(8)	(10)
Retained earnings	2,735	2,484
Total stockholders' equity	4,191	3,920
Total liabilities and stockholders' equity	$9,844	$8,991

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$251	$202
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	465	339
Deferred tax provision	54	88
Stock-based compensation	17	14
Commodity derivative (income) expense	(159)	13
Cash receipts on derivative settlements, net	86	95
Other non-cash charges	3	3
	717	754
Changes in operating assets and liabilities	(142)	(25)
Net cash provided by operating activities	575	729

Cash flows from investing activities:
Additions to oil and gas properties and other	(888)	(1,087)
Acquisitions of oil and gas properties	(9)	(311)
Proceeds from sales of oil and gas properties	329	130
Redemptions of investments	—	1
Net cash used in investing activities	(568)	(1,267)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(86)	585
Proceeds from issuance of senior notes	1,000	—
Repayment of senior subordinated notes	(325)	—
Other	(16)	(12)
Net cash provided by financing activities	573	573

Increase in cash and cash equivalents	580	35
Cash and cash equivalents, beginning of period	76	39
Cash and cash equivalents, end of period	$656	$74

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings Stated Without the Effect of Certain Items

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the second quarter of 2012 stated without the effect of certain items to net income is shown below:

2Q12
(in millions)
Net income	$135
Net unrealized gain on commodity derivatives(1)	(83)
Income tax adjustment for above items	30
Earnings stated without the effect of the above items	$82

(1) The determination of "Net unrealized gain on commodity derivatives" for the second quarter 2012 is as follows:

2Q12
(in millions)
Commodity derivative income	$135
Cash receipts on derivative settlements, net	(52)
Net unrealized gain on commodity derivatives	$83

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and natural gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

2Q12 (in millions)
Net cash provided by operating activities	$363
Net change in operating assets and liabilities	33
Net cash provided by operating activities before changes
in operating assets and liabilities	$330